May 24, 1996

LaserSight Incorporated
12161 Lackland Road
St. Louis, Missouri  63146

Gentlemen:

     We have acted as counsel to LaserSight Incorporated, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 (the "Act") pursuant to the Company's Registration Statement on Form S-3 (File No. 333-2198) (the "Registration Statement") of an aggregate of up to 1,921,313 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), issued or issuable from time to time by the Company as follows:

     (i) up to 1,004,532 shares (the "Conversion Shares") issuable upon the conversion or exchange of the 114 outstanding shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock"),

     (ii) up to 197,509 shares (the "Warrant Shares") issuable upon the exercise of outstanding warrants to purchase Common Stock (the "Warrants") issued by the Company in connection with its initial public offering in 1991 and the private placement of the Preferred Stock in January 1996,

     (iii)320,218 outstanding shares of Common Stock to be resold from time to time by selling shareholders who received such shares in connection with the Company's acquisition of MEC Health Care, Inc. ("MEC") in October 1995 (the "MEC Shares") pursuant to the Agreement and Plan of Merger by and among the Company, MEC, Dr. Mark B. Gordon, O.D. and Dr. Howard M. Levin, O.D., dated August 28,1995, as amended as of October 5, 1995,

     (iv) up to 387,559 shares to be resold from time to time by selling shareholders who may receive such shares as dividends on the Preferred Stock (the "Dividend Shares" in connection with the conversion or exchange thereof, and

     (v) up to 11,495 outstanding shares issued upon the conversion of two (2) shares of Preferred Stock or as dividends on such shares.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Amendment of Certificate of Incorporation of LaserSight Incorporated (the "Charter") as currently in effect, various resolutions of the Board of directors of the Company, and such agreements, instruments, certificates of public officials and others, and such other documents, certificates and records, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate and otherwise, to enter into and perform their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate and otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Selling Stockholders and others.

     Based upon and subject to the foregoing, we are of the following opinions:

     (i) when issued to the holders of Preferred Stock in accordance with the Charter, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable;

     (ii) when issued to the holders of the Warrants upon the exercise thereof in accordance with the respective warrant agreements (including the payment of the exercise price specified therein), the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable; and

     (iii) the MEC Shares are duly authorized, fully paid and nonassessable.

     (iv) when delivered to the holders of Preferred Stock in accordance with the Charter, the Dividend Shares will be duly authorized, validly issued, fully paid and nonassessable; and

     (v)  the issued Shares are duly authorized, fully paid and nonassessable.

     We hereby  consent to the filing of this  opinion  with the  Commission  as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. We do not, in giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Act.
                                              Very truly yours,

                                              SONNENSCHEIN NATH & ROSENTHAL

                                              By:/s/Jacques K. Meguire
                                              ------------------------
                                              Jacques K Meguire